AMENDMENT TO OFFER LETTER AND ADDENDUM
COMPANY POLICIES & CONDITIONS OF EMPLOYMENT

We refer you to that certain offer letter between Coach Inc. ("Coach") and you, dated as of January 7, 2008, as amended by the amendment dated as of June 22, 2015, together with all attachments and exhibits thereto (collectively, the "Offer Letter"). In consideration of your salary increase and equity award grant for FY 2017, the terms and conditions set forth in this addendum (the "Addendum") will supplement the terms and conditions set forth in your Offer Letter. This Addendum will become effective as of the date you execute this Addendum. Except as expressly supplemented by this Addendum, the terms of your Offer Letter will remain in full force and effect. Please sign the acknowledgement at the end of this Addendum noting your understanding and agreement.

1. **Notice of Intent to Terminate Employment**

The reference to the period of advance written notice of your intent to terminate your employment is changed from three (3) months to six (6) months.

2. **Post-Employment Restrictions**

(a) Non-Competition. You are prohibited from, directly or indirectly, counseling, advising, consulting for, becoming employed by or providing services in any capacity to a "competitor" (as defined below) of Coach or any of its operating divisions, subsidiaries or affiliates (collectively, the "Coach Group") during your employment and the twelve (12) month period beginning on your last day of employment with Coach (the "Restricted Period").

"Competitor" includes: the companies, together with their respective subsidiaries, parent entities, and all other affiliates as set forth on Annex 1, attached hereto (such companies subject to change from time-to-time as posted on Coach's intranet, Coachweb). In the event your employment is terminated for any reason (other than for "cause," as defined in your Offer Letter) and Coach, at its sole discretion, elects to enforce its right to enjoin you from joining a competitor at any time during the Restricted Period, including prohibiting you from engaging in any of the activities prohibited by this Section 2(a), Coach shall compensate you at your most recent base salary, subject to usual withholdings, to be paid monthly, during the remainder of the Restricted Period. The foregoing payments will be made to you solely to the extent that severance or other termination payments are not paid to you during the remainder of the Restricted Period. Nothing herein shall impact or limit your right to receive any severance payments and benefits pursuant to the terms of your Offer Letter, except that it is expressly understood and agreed that (i) you will not be entitled to receive payments pursuant to this paragraph during any period you are receiving severance or other termination payments and (ii) your receipt of any severance or other termination payments shall not impact Coach's right to enforce its rights under this Section 2(a) or otherwise.

You agree that if you are offered and desire to accept employment with, or provide consulting services to, another business, person or enterprise, including, but not limited to, a "competitor," during the Restricted Period, you will promptly inform Coach's Global Human Resources Officer, in writing, of the identity of the prospective employer or entity, your proposed title and duties with that business, person or enterprise, and the proposed starting date of that employment or consulting services. You also agree that you will inform that prospective employer or entity of the terms of these provisions. Failure to abide by the requirements of this Section 2(a) will also

be deemed a failure to provide the required advance written notice set forth above under Notice of Intent to Terminate Employment.

(b) Non-Solicitation. You agree that during the Restricted Period, you will not, directly or indirectly, whether alone or in association with or for the benefit of others, without the prior written consent of Coach, hire or attempt to hire, employ or solicit for employment, consulting or other service, any officer, employee, or agent of the Coach Group (each, a "Protected Person"), or encourage, persuade or induce any Protected Person to terminate, diminish or otherwise alter such Protected Person's relationship with the Coach Group.

For purposes of Section 2(b) and to avoid any ambiguity, you and Coach agree that it will be a rebuttable presumption that you solicited any Protected Person if such Protected Person commences employment or other service for or on behalf of you or any entity to which you provide services or terminates, diminishes or otherwise alters such Protected Person's relationship with the Coach Group prior to the end of the Restricted Period.

(c) Non-Interference. During the Restricted Period, you will not, directly or indirectly, whether alone or in association with or for the benefit of others, whether as an employee, owner, stockholder, partner, director, officer, consultant, advisor or otherwise, assist, attempt to or encourage (i) any vendor, supplier, customer or client of, or any other person or entity in a business relationship with, the Coach Group to terminate, reduce, limit or otherwise alter such relationship, whether contractual or otherwise, (ii) any prospective vendor, supplier, customer or client not to enter into a business or contractual relationship with the Coach Group or (iii) to impair or attempt to impair any relationship, contractual or otherwise, between the Coach Group and any vendor, supplier, customer or client or any other person or entity in a business relationship with the Coach Group.

(d) Remedies. You acknowledge that compliance with this Section 2 is necessary to protect the business, good will and proprietary and confidential information of the Coach Group and that a breach or threatened breach of any provision in this Section a will irreparably and continually damage the Coach Group, for which money damages may not be adequate. Accordingly, in the event that you breach any provision in this Section 2, you will forfeit any remaining earned but unpaid bonus and Coach shall be entitled to claw back any bonus paid to you within 180 days of your last day of employment with Coach. In addition, Coach will be entitled to preliminarily or permanently enjoin you from violating Section 2 in order to prevent the continuation of such harm.

(e) Reasonableness of Restrictions. You acknowledge: (i) that the scope and duration of the restrictions on your activities under Section 2 are reasonable and necessary to protect the legitimate business interests, goodwill and confidential and proprietary information of the Coach Group; (ii) that the Coach Group does business worldwide and, therefore, you specifically agree that, in order to adequately protect the Coach Group, the scope of the restrictions in this provision is reasonable; and (iii) that you will be reasonably able to earn a living without violating the terms of these provisions.

(f) Judicial Modification. If any court of competent jurisdiction determines that any of the covenants in Section 2, or any part of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of the covenants in Section 2, or any part of them, is invalid or unenforceable because of the

geographic or temporal scope of such provisions, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. You agree that in the event that any court of competent jurisdiction finally holds that any provision of this Section 2 constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances.

If you do not sign and return this Addendum, it will be void and without effect and the value of your annual equity award grant will be reduced.

SIGNED FOR COACH	SIGNED BY TODD KAHN
Sarah Dunn Global HR Officer Date: 8.11.2016	Date: 8/4/16

Competitor List
(as of August 2016)

Burberry Group PLC
Cole Haan LLC
Fast Retailing Co., Ltd.
Fung Group
G-III Apparel Group, Ltd.
The Gap, Inc.
Kering
J. Crew Group, Inc.
Kate Spade and Company
L Brands, Inc.
LVMH Moet Hennessy Louis Vuitton SA
Michael Kors Holdings Limited
PVH Corp.
Prada, S.p.A.
Proenza Schouler, LLC
Rag & Bone, Inc.
Ralph Lauren Corporation
Tory Burch LLC
Tumi Holdings, Inc.
V.F. Corporation